                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                 --------------

                                  SCHEDULE 13D
                                 (RULE 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                              (Amendment No. 1)(1)

                                 WHX Corporation
                                 ---------------
                                (Name of Issuer)

                          Common Stock, $.01 Par Value
                          ----------------------------
                         (Title of Class of Securities)

                                    929248508
                                    ---------
                                 (CUSIP Number)

                             WARREN G. LICHTENSTEIN
                             STEEL PARTNERS II, L.P.
                         590 Madison Avenue, 32nd Floor
                            New York, New York 10022
                                 (212) 520-2300
                                 --------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                August 23, 2005**
                                -----------------
             (Date of Event Which Requires Filing of This Statement)

     If the filing  person has  previously  filed a statement on Schedule 13G to report the  acquisition  that is the subject of this Schedule 13D, and is filing this  schedule  because  of Rule  13d-1(e),  13d-1(f)  or  13d-1(g),  check  the following box / /.

     NOTE.  Schedules  filed in paper format shall include a signed original and five copies of the schedule,  including  all exhibits.  SEE Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 10 Pages)

--------
(1)  The  remainder  of this  cover  page  shall be filled  out for a  reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The  information  required on the remainder of this cover page shall not be deemed to be "filed"  for the purpose of Section 18 of the  Securities  Exchange
Act of 1934 or otherwise  subject to the  liabilities of that section of the Act but  shall be  subject  to all other  provisions  of the Act  (however,  SEE the
NOTES).

-----------------------                                   ----------------------
CUSIP No. 929248508                   13D                    Page 2 of 10 Pages
-----------------------                                   ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                      STEEL PARTNERS II, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   5,026,577
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               5,026,577
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    5,026,577
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    50.3%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                   ----------------------
CUSIP No. 929248508                   13D                    Page 3 of 10 Pages
-----------------------                                   ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                      STEEL PARTNERS, L.L.C.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   5,026,577
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               5,026,577
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    5,026,577
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    50.3%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                   ----------------------
CUSIP No. 929248508                   13D                    Page 4 of 10 Pages
-----------------------                                   ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                      WARREN G. LICHTENSTEIN
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   5,026,577
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               5,026,577
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    5,026,577
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    50.3%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                   ----------------------
CUSIP No. 929248508                   13D                    Page 5 of 10 Pages
-----------------------                                   ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                      GLEN KASSAN
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   -0-
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               -0-
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               -0-
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               -0-
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    -0-
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                   ----------------------
CUSIP No. 929248508                   13D                    Page 6 of 10 Pages
-----------------------                                   ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                      JACK L. HOWARD
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   -0-
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               -0-
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               -0-
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               -0-
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    -0-
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                   ----------------------
CUSIP No. 929248508                   13D                    Page 7 of 10 Pages
-----------------------                                   ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                      JOSHUA SCHECHTER
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                   -0-
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                               -0-
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                               -0-
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                               -0-
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    -0-
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                   ----------------------
CUSIP No. 929248508                   13D                    Page 8 of 10 Pages
-----------------------                                   ----------------------

     The  following  constitutes  Amendment  No. 1  ("Amendment  No.  1") to the
Schedule 13D filed by the undersigned.  This Amendment No. 1 amends the Schedule
13D as specifically set forth.

     Item 3 is hereby amended and restated to read as follows:

          On July 22, 2005, the Issuer's Chapter 11 Plan of Reorganization  (the
"Plan") was confirmed by the U.S.  Bankruptcy Court for the Southern District of
New York.  The  effective  date for the Plan was July 29,  2005 (the  "Effective
Date"). Pursuant to the Plan, holders of the Issuer's 10 1/2 % senior notes (the
"Senior  Notes")  shall  receive  a pro rata  share of  9,200,000  Shares of the reorganized  company,  representing  92% of the equity in the  Issuer.  For each
$1,000 principal amount of Senior Notes,  holders shall receive 99.11657 Shares.
As of the  Effective  Date,  Steel  Partners  II  held  an  aggregate  value  of
$47,084,000 Senior Notes of the Issuer. Accordingly,  Steel Partners II received
4,666,804  Shares in exchange  for their  Senior  Notes.  Steel  Partners II has purchased 359,773 Shares subsequent to the Effective Date.

          The  aggregate   purchase  price  of  the  $47,084,000   Senior  Notes
underlying the 4,666,804  Shares held by Steel Partners II is  $44,766,151.  The
Senior Notes held by Steel Partners II were acquired with partnership funds. The aggregate  purchase  price of the additional  359,773 Shares  purchased by Steel
Partners II is $3,653,989,  including brokerage  commissions,  all of which were acquired with partnership funds.

     The second paragraph of Item 5(a) is hereby amended and restated to read as follows:

          As of the close of  business  on August 31,  2005,  Steel  Partners II beneficially  owned 5,026,577 Shares,  constituting  approximately  50.3% of the
Shares  outstanding.  As the general  partner of Steel Partners II, Partners LLC may be deemed to beneficially  own the 5,026,577  Shares owned by Steel Partners
II,  constituting  approximately  50.3% of the Shares  outstanding.  As the sole executive  officer and  managing  member of Partners  LLC,  which in turn is the general  partner  of Steel  Partners  II,  Mr.  Lichtenstein  may be  deemed  to beneficially own the 5,026,577  Shares owned by Steel Partners II,  constituting approximately 50.3% of the Shares outstanding.  Mr. Lichtenstein has sole voting and  dispositive  power with  respect  to the  5,026,577  Shares  owned by Steel
Partners II by virtue of his authority to vote and dispose of such Shares.

     Item 5(c) is hereby amended to add the following:

          (c) Schedule A annexed hereto lists all  transactions  in the Issuer's
Common Stock by the Reporting  Persons since the filing of the initial  Schedule
13D.

-----------------------                                   ----------------------
CUSIP No. 929248508                   13D                    Page 9 of 10 Pages
-----------------------                                   ----------------------

                                   SIGNATURES

          After reasonable  inquiry and to the best of his knowledge and belief, each of the  undersigned  certifies  that  the  information  set  forth  in this statement is true, complete and correct.

Dated: September 1, 2005                STEEL PARTNERS II, L.P.

                                        By:  Steel Partners, L.L.C.
                                             General Partner

                                        By: /s/ Warren G. Lichtenstein
                                            ------------------------------------
                                            Warren G. Lichtenstein
                                            Managing Member

                                        STEEL PARTNERS, L.L.C.

                                        By: /s/ Warren G. Lichtenstein
                                            ------------------------------------
                                            Warren G. Lichtenstein
                                            Managing Member

                                        /s/ Warren G. Lichtenstein
                                        ----------------------------------------
                                        WARREN G. LICHTENSTEIN

                                        /s/ Glen Kassan
                                        ----------------------------------------
                                        GLEN KASSAN

                                        /s/ Jack L. Howard
                                        ----------------------------------------
                                        JACK L. HOWARD

                                        /s/ Joshua Schechter
                                        ----------------------------------------
                                        JOSHUA SCHECHTER

-----------------------                                   ----------------------
CUSIP No. 929248508                   13D                    Page 10 of 10 Pages
-----------------------                                   ----------------------

                                   SCHEDULE A

     Transactions in the Shares Since the Filing of the Initial Schedule 13D
     -----------------------------------------------------------------------
 Shares of Common Stock             Price Per                   Date of
     Purchased                       Share($)                   Purchase
     ---------                       --------                   --------

                             STEEL PARTNERS II, L.P.
                             -----------------------

      185,752                       10.0000                      8/23/05**

       19,118                        9.7860                      8/24/05**

                             STEEL PARTNERS, L.L.C.
                             ----------------------
                                      None

                             WARREN G. LICHTENSTEIN
                             ----------------------
                                      None

                                   GLEN KASSAN
                                   -----------
                                      None

                                 JACK L. HOWARD
                                 --------------
                                      None

                                JOSHUA SCHECHTER
                                ----------------
                                      None

-------------
** The trades occurred for transfer purposes on 8/31/05.